Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Executive Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS THIRD QUARTER RESULTS

Albuquerque, NM — November 1, 2010

First State Bancorporation (“First State” or the “Company”) today announced its results for the three and nine months ended September 30, 2010, reflecting primarily provisioning for loan losses due to charge-offs and continued migration of loans to non-performing status in addition to write-downs of other real estate owned, due principally to the continued difficult economic environment. First State incurred a third quarter 2010 net loss of $23.7 million or $(1.14) per diluted share, compared to a net loss of $51.5 million or $(2.49) per diluted share for the same period in 2009, and a net loss of $51.8 million or $(2.49) per diluted share for the previous quarter ended June 30, 2010. First State’s net loss for the nine months ended September 30, 2010 was $101.2 million, or $(4.86) per diluted share, compared to a net loss of $82.1 million, or $(3.99) per diluted share for the same period in 2009.

The Company is continuing to take all prudent steps with respect to positioning its subsidiary, First Community Bank (the “Bank”) to address the effects of this prolonged difficult economic environment including operational efforts to maintain strong controls and procedures, closely monitor the loan portfolio and enhance its loan loss reserves, decrease its brokered deposits, and maintain a solid liquidity position. It is the priority of the Bank to have in place the most appropriate capital structure for the long term in order to best serve its customers and the banking needs of the communities where it operates. Accordingly, the Bank is working closely with its regulators and potential investors to accomplish this goal.

The Company continues to focus its efforts on reducing its problem asset totals. Earlier this year, John Mistler was appointed as the head of the Bank’s Special Assets Group, to devote more attention on aggressively managing and reducing problem assets. The level of new non-performing loans has dropped steadily by about $10 million per quarter in the second and third quarters and total non-performing loans have dropped by about $17 million in the second quarter and almost $10 million in the third quarter.

INCOME STATEMENT HIGHLIGHTS:

(Unaudited - $ in thousands, except share and per-share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income	$25,384	$30,224	$79,177	$111,452
Interest expense	7,879	11,904	26,409	41,862

Net interest income	17,505	18,320	52,768	69,590
Provision for loan losses	(24,200)	(52,500)	(93,400)	(116,900)

Net interest loss after provision for loan losses	(6,695)	(34,180)	(40,632)	(47,310)
Non-interest income	8,940	9,726	21,015	49,428
Non-interest expense	25,936	26,540	80,786	83,711

Loss before income taxes	(23,691)	(50,994)	(100,403)	(81,593)
Income tax expense	—	546	751	546

Net loss	$(23,691)	$(51,540)	$(101,154)	$(82,139)

Basic loss per share	$(1.14)	$(2.49)	$(4.86)	$(3.99)
Diluted loss per share	$(1.14)	$(2.49)	$(4.86)	$(3.99)
Weighted average basic shares outstanding	20,857,034	20,660,518	20,816,628	20,579,984
Weighted average diluted shares outstanding	20,857,034	20,660,518	20,816,628	20,579,984

Net loss excluding the gain on sale of Colorado branches for the nine months ended September 30, 2009, was $105.4 million, or $(5.12) per diluted share.

FINANCIAL RATIOS:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited - $ in thousands except per-share amounts)	2010	2009	2010	2009

Return on average assets	(3.77)%	(6.92)%	(5.04)%	(3.33)%
Efficiency ratio	98.08%	94.63%	109.49%	70.33%
Operating expenses to average assets	4.12%	3.57%	4.02%	3.39%
Net interest margin	2.84%	2.53%	2.68%	2.93%
Average equity to average assets	(1.06)%	4.09%	0.35%	4.13%
Leverage ratio:
Consolidated	(2.39)%	3.18%	(2.39)%	3.18%
Bank Subsidiary	1.73%	5.75%	1.73%	5.75%
Total risk based capital ratio:
Consolidated	(3.70)%	8.75%	(3.70)%	8.75%
Bank Subsidiary	4.01%	9.21%	4.01%	9.21%

BALANCE SHEET HIGHLIGHTS:

(Unaudited - $ in thousands Except per share amounts)	September 30, 2010	December 31, 2009	September 30, 2009	$ Change from December 31, 2009	$ Change from September 30, 2009
Total assets	$2,315,044	$2,744,395	$2,886,347	$(429,351)	$(571,303)
Total loans	1,633,720	2,017,690	2,125,792	(383,970)	(492,072)
Interest bearing deposits with other banks and federal funds sold	184,923	105,082	114,377	79,841	70,546
Investment securities	444,233	562,124	585,860	(117,891)	(141,627)
Deposits	1,943,670	2,034,328	2,151,683	(90,658)	(208,013)
Non-interest bearing deposits	319,828	350,704	389,672	(30,876)	(69,844)
Interest bearing deposits	1,623,842	1,683,624	1,762,011	(59,782)	(138,169)
Borrowings	363,246	595,365	596,053	(232,119)	(232,807)
Shareholders’ equity (deficit)	(50,027)	47,031	77,664	(97,058)	(127,691)
Book value per share	$(2.40)	$2.27	$3.76	$(4.67)	$(6.16)
Tangible book value per share	$(2.62)	$2.01	$3.49	$(4.63)	$(6.11)

Net interest income was $17.5 million for the third quarter of 2010 compared to $18.3 million for the same quarter of 2009. For the nine months ended September 30, 2010 and 2009, net interest income was $52.8 million and $69.6 million, respectively. Our net interest margin was 2.84% and 2.53% for the third quarter of 2010 and 2009, respectively, and 2.67% for the second quarter of 2010. The net interest margin was 2.68% and 2.93% for the nine months ended September 30, 2010 and 2009, respectively.

Net Interest Margin

The increase in the net interest margin for the three month period ended September 2010 compared to the three month period ended September 2009 is primarily due to approximately $1.5 million of accrued interest reversed on two Colorado metropolitan municipal district bonds in the third quarter of 2009 which negatively impacted the three month period ended September 2009 by 21 basis points. In addition, the net interest margin has shown signs of improvement recently due to increased rates on loan renewals and the continued decline in our overall cost of deposits. The decrease in the net interest margin for the nine month period ended September 30, 2010, compared to the same period in 2009, is primarily due to the continued increase in non-performing assets, repositioning of the investment portfolio, and a conscious effort to continue carrying the high levels of interest bearing cash and investment securities over the last fifteen months to maintain on balance sheet liquidity.

The significant level of non-performing loans has continued to put pressure on our net interest margin. The margin compression is a direct result of reversals of accrued interest on loans moving to non-accrual status during the period as well as the inability to accrue interest on the respective loans going forward, ultimately resulting in an earning asset with a zero yield. Non-accrual loans totaled $259 million at September 30, 2010, up from $229 million at September 30, 2009. Non-accrual loans at September 30, 2010 declined slightly from June 30, 2010, which totaled $269 million. Non-accrual loans currently make up 11% of interest earning assets compared to 8% a year ago.

The repositioning of the investment portfolio has also contributed to the margin compression as we have sold a significant portion of the investment portfolio with higher yields over the last eighteen months in order to monetize gains in the investment portfolio. We have replaced the investments sold with GNMA investments which are 0% risk weighted for regulatory capital purposes, and continue to be purchased at lower yields due to the current rate environment and our continued focus on shorter average life investments in anticipation of rates increasing over the next 12 to 24 months. In addition, during the third quarter of 2009, we classified two Colorado metropolitan municipal district bonds with a fair value of $17.8 million as non-accrual investment securities due to the status of the developments and related uncertainty of the cash flows.

The higher levels of interest bearing cash and growth in the investment portfolio are the result of improving our liquidity position in the current banking environment through cash received on loan pay downs and amortization and an increase in out of market deposits, although this increase in liquidity negatively impacts our margin. During the first quarter of 2010 we began to focus our efforts on generating deposits outside of our normal market areas of New Mexico and Arizona through the use of two deposit listing services due to our inability to issue brokered deposits and limited liquidity sources. We have focused on maturities of 12 to 24 months for these out of market certificates of deposit with $256 million generated as of September 30, 2010. This strategy has increased our cash liquidity and allowed us to purchase additional investments, but at the same time results in further margin compression by increasing our earning asset base with lower yielding assets and contributing to an increase in interest expense. Management continues to believe it is prudent to operate with the higher levels of excess cash and investment securities in the near term. Interest bearing cash and investments currently make up 28% of interest earning assets compared to 25% a year ago.

The rates paid on customer deposits also impact the margin and are influenced more by competition in our markets and tend to lag behind Federal Reserve Bank action in both timing and magnitude, particularly in this very low rate environment. Although we have lowered selected deposit rates since the beginning of 2009 and throughout 2010 and are restricted on the rates we can pay due to the Bank’s regulatory capital ratios and the Prompt Corrective Action Directive (the “Directive”), we continue to remain competitive in the markets we serve as we have the ability to pay up to the market area average rates on deposits.

Our net interest margin increased to 2.84% in the third quarter of 2010 from 2.67% in the second quarter of 2010, due primarily to a slightly higher yield on loans and a small decrease in the cost of deposits. The slightly higher yield on loans for the quarter ended September 30, 2010 is primarily due to interest income recorded on certain loans returning to accrual status and interest income recorded on certain non-performing loans that were paid off. The extent of future changes in our net interest margin will depend on the amount and timing of any Federal Reserve rate changes, our overall liquidity position, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

Liquidity

We continue to focus significant attention on the overall liquidity position of the Bank due to the current economic environment and capital structure of the Bank with particular focus on the level of cash liquidity along with monitoring the other liquidity sources available to us including a borrowing line (fully secured by securities) and other assets that can be monetized including the cash surrender value of bank-owned life insurance. The Bank’s most liquid assets are cash and cash equivalents and marketable investment securities that are not pledged as collateral. The levels of these assets are dependent on operating, financing, lending, and investing activities during any given period. We continue to accumulate and maintain excess cash liquidity from loan reductions and investment activity to compensate for the limited off balance sheet liquidity options currently available.

Our total liquidity position decreased $156 million to approximately $388 million at September 30, 2010, from $544 million at June 30, 2010, and increased $176 million since December 31, 2009. The increase in total liquidity for the year is attributable to $256 million in out of market certificates of deposit generated through deposit listing services, continued runoff in the loan portfolio including loan payoffs and loan amortization net of charge-offs, migration into other real estate owned of approximately $270 million, receipt of $26 million of federal tax refunds, and an increase in public customers in the FDIC Transaction Account Guarantee (“TAG”) program which results in the release of pledged investment securities. The increases were offset by a decline in in-market non-brokered deposits of $181 million for the year including a decrease of $153 million in the third quarter, maturities of $166 million in brokered deposits including CDARS reciprocal during the first nine months of the year, and the loss of our ability to access the Federal Reserve Discount window due to the Bank’s classification as “critically undercapitalized.”

The decrease in in-market non-brokered deposits during 2010 is due to a reduction in the level of public entity deposits which have declined $67 million since December 31, 2009, including a decline of $75 million in the quarter ended September 30, 2010. To the extent the public entity deposits are not insured under TAG, these deposits are required to be fully collateralized with investment securities and declines do not reduce our overall liquidity. In addition, one of our larger deposit customers reduced their deposit levels by $22 million during the third quarter.

Due to the level of excess cash accumulated in the first nine months of 2010, we have repaid $230 million in FHLB borrowings during 2010 including $90 million during the third quarter of 2010, which has decreased our exposure to the FHLB by approximately 47% for the year. The election to pay down the $90 million in the third quarter negatively impacted our liquidity by approximately $50 million as the FHLB only released $40 million in collateral as a result of the pay downs.

At September 30, 2010, our total liquidity position of approximately $388 million consists of excess cash liquidity and several other liquidity sources. The cash liquidity of $185 million consists of excess investable cash included in interest-bearing deposits with other banks, primarily at the Federal Reserve Bank. Our other liquidity sources include approximately $175 million of unpledged investments, a borrowing line with a total capacity of approximately $20 million, fully collateralized by investment securities, and $8 million of redeemable bank owned life insurance policies.

The Bank currently has $36 million in brokered deposits including CDARS reciprocal of which $3 million mature in the next 90 days and the remainder mature in 2011. The Bank has maintained significant levels in overnight investments, which combined with normal expected repayments of loans outstanding, should provide adequate cash liquidity required to redeem these brokered deposits at maturity as we do not have the ability to renew these brokered deposits.

The Bank is a participating institution in the TAG program which has been extended by the FDIC to December 31, 2010. The TAG program provides our deposit customers in non-interest bearing and interest-bearing NOW accounts paying twenty-five basis points or less full FDIC insurance for an unlimited amount. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act permanently raised the standard maximum deposit insurance amount to $250,000 and provides unlimited insurance for non-interest bearing accounts through 2012; however, interest-bearing NOW accounts will no longer qualify. We currently have approximately $195 million in interest-bearing NOW accounts that will no longer qualify for an unlimited amount under the program effective January 1, 2011, of which approximately $156 million are public entity deposits that will need to be collateralized, reducing the level of unpledged investment securities.

Capital

Effective August 26, 2010, the Bank executed a Prompt Corrective Action Directive (the “Directive”) by and between the Bank and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Directive was issued due to the Bank’s “significantly undercapitalized” status at June 30, 2010, as defined in section 208.43(b)(4) of Regulation H of the Federal Reserve for purposes of section 38 of the Federal Deposit Insurance Act, as amended (the “FDI Act”).

The Directive requires that within 60 days of the effective date of the Directive or such additional time as the Board of Governors may permit, the Bank, in conjunction with First State must (1) increase the Bank’s equity in an amount sufficient to make the Bank adequately capitalized as defined in section 208.43(b)(2) of Regulation H; (2) enter into and close a contract to be acquired by a depository institution holding company or combine with another insured depository institution; or (3) take other necessary measures to make the Bank “adequately capitalized.”

The Directive also (1) restricts the Bank from making any capital distribution, including the payment of dividends; and (2) requires prior written approval from the Federal Reserve Bank of Kansas City (the “Reserve Bank”) and fulfillment of one of the requirements above, for the Bank to solicit and accept new deposit accounts or renew any time deposit bearing an interest rate that exceeds the prevailing effective rates on deposits of comparable amounts and maturities in the Bank’s market area. In accordance with the Directive, the Bank submitted an acceptable plan and timetable to the Reserve Bank for conforming the rates of interest paid on all existing non-time deposit accounts to the prevailing effective rates on deposits of comparable amounts in the Bank’s market area.

The Reserve Bank may, in its sole discretion, grant written extensions of time to the Bank to comply with any provision of the Directive.

If the Bank, in conjunction with First State, fails to meet or satisfy the requirements of the Directive, the Federal Reserve, in concurrence with the FDIC, can take further regulatory enforcement actions against the Bank. As of this date, the Bank, in conjunction with First State, has not met the capital requirements of the Directive, however, neither the Federal Reserve nor the FDIC have taken further action.

The Bank is also prohibited from accepting, renewing, or rolling over any brokered deposits, in conjunction with its agreement with the regulators entered into on July 2, 2009.

Bank management is in direct discussions with potential investors regarding a potential investment directly in the Bank. If the Bank raises capital independently from First State, any such transaction is expected to result in a dilution in First State’s ownership of the Bank to a level that is likely to be below five percent. There can be no assurance that First State will be successful in raising capital at the Bank or the holding company.

During the third quarter, the Company’s financial condition continued to deteriorate and at September 30, 2010, the Bank’s regulatory capital status fell to “critically undercapitalized.” An institution is deemed to be “critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2.0 percent. The Bank’s capital ratios are as follows: tangible equity to total assets (using end of period assets) of 1.86 percent, total risk-based capital ratio of 4.01 percent, a tier 1 risk-based capital ratio of 2.68 percent, and a leverage ratio of 1.73 percent. In order to be “adequately capitalized” under regulatory capital guidelines, the Bank generally must have a total risk-based capital ratio of 8.0 percent or greater, a Tier 1 risk-based capital ratio of 4.0 percent or greater, and a leverage ratio of 4.0 percent or greater.

Under the PCA provisions of the FDI Act, depository institutions that are “critically undercapitalized” must be placed into conservatorship or receivership within 90 days of becoming critically undercapitalized, unless the institution’s primary federal regulatory authority (the Federal Reserve, in the case of the Bank) determines, with the concurrence of the FDIC, and documents that “other action” would better achieve the purposes of the PCA provisions. If the institution remains critically undercapitalized on average during the calendar quarter beginning 270 days after it became critically undercapitalized, the FDI Act requires the appointment of a receiver unless the Federal Reserve, with the concurrence of the FDIC, determines that, among other things, the institution has positive net worth and the Federal Reserve and the FDIC both certify that the institution is viable and not expected to fail. In addition to the restrictions on its operations to which it was already subject (under the Directive described above and under the regulatory agreement entered into on July 2, 2009) the Bank would be prohibited from doing any of the following without the prior written approval of the FDIC: entering into material transactions outside the usual course of business; extending credit for highly leveraged transactions; amending the Bank’s charter or bylaws; making a change to accounting methods; engaging in any “covered transaction” (as defined in Section 23A of the Federal Reserve Act) with an affiliate; paying excessive compensation or bonuses; paying interest on new or renewed liabilities at a rate that would increase the Bank’s weighted average cost of funds to a level significantly exceeding the prevailing rates on interest on deposits in the Bank’s normal market areas; and making any principal or interest payment on subordinated debt beginning 60 days after becoming critically undercapitalized.

In addition, the FDIC may place further restrictions on the Bank’s activities, similar to those authorized for the FDIC in the case of “significantly undercapitalized” institutions. These additional requirements and restrictions may include, among others, a requirement for a sale of Bank shares or obligations of the Bank sufficient to return the Bank to adequately capitalized status; if grounds exist for the appointment of a receiver or conservator for the Bank, a requirement that the Bank be acquired or merged with another institution; requiring the Bank to reduce its total assets; ordering a new election of Bank directors; requiring the Bank to dismiss any senior executive officer or director who held office for more than 180 days before the Bank became undercapitalized; requiring the Bank to employ “qualified” senior executive officers; requiring First State to divest the Bank if the regulators determine that the divestiture would improve the Bank’s financial condition and future prospects; and requiring the Bank to take any other action that the FDIC determines will better carry out the purposes of the statute requiring the imposition of one or more of the restrictions described above.

The FDIC’s definitions for “significantly undercapitalized” and “critically undercapitalized” do not apply to bank holding companies, so First State remains “undercapitalized” despite the continued deterioration of the ratios. At the current time, First State’s “undercapitalized” classification has no immediate impact on its day-to-day operations because the holding company has no immediate significant cash flow needs or significant obligations that are due in the next twelve months. In addition, the prompt corrective actions required by the Regulators are directed at the Bank. The Bank is currently subject to the prompt supervisory and regulatory actions pursuant to the FDIC Improvement Act of 1991.

Nasdaq Delisting

On July 26, 2010, we received a notice from the Nasdaq that its Hearings Panel denied our request for continued listing on Nasdaq. Nasdaq suspended trading of First State’s shares effective at the open of business on Wednesday, July 28, 2010. First State’s common stock is currently quoted for trade on the OTC Bulletin Board, an electronic quotation service for unlisted public securities under the symbol FSNM.PK. However, there is no assurance that an active market for First State’s common stock will be maintained. First State’s common stock will continue to be registered with the SEC.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Nine Months Ended September 30, 2009
Balance beginning of period	$129,222	$79,707	$79,707
Provision for loan losses	93,400	162,600	116,900
Net charge-offs	(102,549)	(105,338)	(74,257)
Allowance related to loans sold	—	(7,747)	(7,747)

Balance end of period	$120,073	$129,222	$114,603

Allowance for loan losses to total loans held for investment	7.38%	6.45%	5.41%
Allowance for loan losses to non-performing loans	46.31%	50.15%	50.13%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	September 30, 2010	December 31, 2009	September 30, 2009
Accruing loans – 90 days past due	$102	$—	$—
Non-accrual loans	259,178	257,689	228,621

Total non-performing loans	$259,280	$257,689	$228,621
Other real estate owned	58,455	46,503	42,086
Non-accrual investment securities	17,775	18,775	18,775

Total non-performing assets	$335,510	$322,967	$289,482

Potential problem loans	$135,258	$173,003	$205,782
Total non-performing assets to total assets	14.49%	11.77%	10.03%

The allowance is based on management’s current evaluation and provides for probable inherent losses in the portfolio, trends in delinquencies, charge-off experience, and local and national economic conditions. First State’s provision for loan losses was $93.4 million for the nine months ended September 30, 2010, compared to $116.9 million for the same period in 2009. The provision for loan losses was $24.2 million for the third quarter of 2010, compared to $52.5 million for the third quarter of 2009. The allowance for loan losses was 7.38% and 5.41% of total loans held for investment at September 30, 2010 and September 30, 2009, respectively. Non-performing loans decreased by $9.6 million in the third quarter of 2010 and $17.4 million in the second quarter of 2010. This compares to increases of $28.5 million in the first quarter of 2010, and increases of $45.3 million, $47.7 million, $17.3 million, and $29.1 million in the first, second, third and fourth quarters of 2009, respectively. Potential problem loans declined for the fifth quarter in a row, decreasing by $28.6 million from June 30, 2010, and $70.5 million from September 30, 2009. Potential problem assets are defined as loans presently accruing interest, and not contractually past due 90 days or more and not restructured, but about which management has doubt as to the future ability of the borrower to comply with present repayment terms, which may result in the reporting of the loans as non-performing assets in the future. Net charge-offs totaled $102.5 million at September 30, 2010, as we continued to charge off all specific reserves that have been determined to be collateral dependent.

Other real estate owned increased approximately $12.0 million compared to December 31, 2009, and $16.4 million compared to September 30, 2009. We continue to be successful in disposing of real estate after gaining control of the properties. During the nine months ended September 30, 2010, we took title to properties totaling $60.6 million and disposed of properties with a carrying value of $33.7 million. Other real estate owned at September 30, 2010 includes $56.0 million in foreclosed or repossessed assets, and $2.5 million in facilities and vacant land listed for sale.

Non-accrual investment securities include 30 year municipal utility district bonds related to two residential housing developments in the Denver, Colorado metropolitan area which are not current on debt service. The terms of the agreements allow the districts to defer interest in the case where available funds from development of the district are not sufficient to cover the debt service. Due to the status of the developments and related uncertainty of the timing of the cash flows, we have classified these investments as non-accrual.

NON-INTEREST INCOME:

	Three Months Ended September 30,
(Unaudited - $ in thousands)	2010	2009	$ Change	% Change
Service charges	$2,558	$3,157	$(599)	(19)%
Credit and debit card transaction fees	937	871	66	8
Gain on investment securities	4,236	4,209	27	1
Gain on sale of loans	766	665	101	15
Other	443	824	(381)	(46)

	$8,940	$9,726	$(786)	(8)%

The decrease in service charges on deposit accounts is primarily due to a general decrease in NSF and overdraft activity driven in part by new regulations effective in July 2010, requiring customers to opt in to the Bank’s overdraft protection product.

The decrease in other non-interest income is primarily due to a decrease in bank-owned life insurance income of approximately $245,000. In September 2009, we surrendered approximately 80 percent of our bank-owned life insurance policies with a value of approximately $36 million for liquidity and risk-based capital purposes.

NON-INTEREST INCOME:

	Nine Months Ended September 30,
(Unaudited - $ in thousands)	2010	2009	$ Change	% Change
Service charges	$8,064	$10,610	$(2,546)	(24)%
Credit and debit card transaction fees	2,684	2,867	(183)	(6)
Gain on investment securities	6,955	6,963	(8)	—
Gain on sale of loans	1,974	3,290	(1,316)	(40)
Gain on sale of Colorado branches	—	23,292	(23,292)	(100)
Other	1,338	2,406	(1,068)	(44)

	$21,015	$49,428	$(28,413)	(58)%

The decrease in service charges on deposit accounts is primarily due to the completion of the sale of the Colorado branches on June 26, 2009, which accounted for 19 percent of deposits and to a general decrease in NSF and overdraft activity.

The decrease in gain on sale of loans is primarily due to decreased volumes of sales of residential mortgage loans. During the nine months ended September 30, 2010, we sold approximately $98.1 million in loans compared to approximately $255.7 million during the same period in 2009. The decline in volume is primarily due to the closure of the Colorado mortgage operations in conjunction with the Colorado branch sale, and to a lesser extent to the continued sluggish housing market.

The 2009 gain on sale of Colorado branches is from the completion of our sale transaction on June 26, 2009.

The decrease in other non-interest income is primarily due to a decrease in bank-owned life insurance income of approximately $936,000.

NON-INTEREST EXPENSE:

	Three Months Ended September 30,
(Unaudited - $ in thousands)	2010	2009	$ Change	% Change
Salaries and employee benefits	$7,549	$9,067	$(1,518)	(17)%
Occupancy	2,471	3,285	(814)	(25)
Data processing	1,251	1,340	(89)	(7)
Equipment	1,153	1,324	(171)	(13)
Legal, accounting, and consulting	2,449	2,489	(40)	(2)
Marketing	284	613	(329)	(54)
Telephone	301	426	(125)	(29)
Other real estate owned	5,155	2,143	3,012	141
FDIC insurance premiums	2,536	1,843	693	38
Penalties and interest	—	897	(897)	(100)
Amortization of intangibles	261	272	(11)	(4)
Other	2,526	2,841	(315)	(11)

	$25,936	$26,540	$(604)	(2)%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount. At September 30, 2010, full time equivalent employees totaled 494 compared to 559 at September 30, 2009. The decrease is also due to the lower mortgage commissions as a result of reduced volume in mortgage loans originated for sale, a decrease in stock-based compensation expense, and lower benefits expense due to the discontinuation of matching under the First State Bancorporation Employee Savings Plan. There was also a reduction in separation pay primarily related to the closure of the mortgage division in 2009 that did not recur in 2010.

The decrease in occupancy is primarily due to a decrease in rent expense and other related expenses due to the termination of certain leases primarily related to administrative functions in Colorado, Utah, and New Mexico, and to leasehold impairment charges on vacated office space that occurred in the third quarter of 2009.

Legal, accounting, and consulting expense for the three months ended September 30, 2010 includes approximately $1.3 million of costs associated with our efforts to raise capital. Legal, accounting, and consulting fees incurred in the three month period ended September 30, 2009 included approximately $1.5 million in consulting costs for a staffing model and a revenue enhancement model that were prepared in connection with our efforts to control non-interest expenses and increase other non-interest income.

The decrease in marketing expenses is primarily due to a decrease in direct advertising, Bank sponsorships and contributions.

The increase in expenses for other real estate owned is primarily due to an increase in write-downs of properties to reflect their fair values, an increase in taxes and insurance, and other related expenses incurred on the larger portfolio of properties.

The increase in FDIC insurance premiums relates to higher FDIC assessment rates due to our capital classification for regulatory purposes as well as changes in our deposit mix.

Penalties and interest in 2009 of $896,000 related to the surrender of certain bank-owned life insurance.

NON-INTEREST EXPENSE:

	Nine Months Ended September 30,
(Unaudited - $ in thousands)	2010	2009	$ Change	% Change
Salaries and employee benefits	$22,423	$33,026	$(10,603)	(32)%
Occupancy	8,113	10,726	(2,613)	(24)
Data processing	3,664	4,252	(588)	(14)
Equipment	3,491	4,735	(1,244)	(26)
Legal, accounting, and consulting	5,155	5,432	(277)	(5)
Marketing	807	1,950	(1,143)	(59)
Telephone	984	1,220	(236)	(19)
Other real estate owned	19,431	3,918	15,513	396
FDIC insurance premiums	7,691	7,111	580	8
Penalties and interest	2	898	(896)	(100)
Amortization of intangibles	784	1,475	(691)	(47)
Other	8,241	8,968	(727)	(8)

	$80,786	$83,711	$(2,925)	(4)%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount. At September 30, 2010, full time equivalent employees totaled 494 compared to 559 at September 30, 2009. The sale of the Colorado branches and the related closure of the Colorado mortgage division accounted for a headcount reduction of 193 full time equivalent employees effective June 26, 2009. The decrease is also due to the lower mortgage commissions as a result of reduced volume in mortgage loans originated for sale, a decrease in stock-based compensation expense, and lower benefits expense due to the discontinuation of matching under the First State Bancorporation Employee Savings Plan. There was also a reduction in separation pay related to the sale of the Colorado branches and the related closure of the mortgage division that did not recur in 2010.

The decrease in occupancy is primarily due to a decrease in rent expense and other related expenses due to the sale of the Colorado branches and the Colorado mortgage division closure.

The decrease in data processing fees is primarily due to the decrease in debit card transactions, and a reduction in software maintenance which is based on a decreased number of users because of the sale of the Colorado branches on June 26, 2009. In addition, software amortization decreased due to the assets being fully amortized.

The decrease in equipment is primarily due to the decrease in depreciation expense on equipment and a decrease in equipment rental and associated costs due to the sale of the Colorado branches and Colorado mortgage division closure in June 2009.

Legal, accounting, and consulting expense for the nine months ended September 30, 2010 includes approximately $2.0 million of costs associated with our efforts to raise capital. Legal, accounting, and consulting fees incurred in the nine month period ended September 30, 2009 included approximately $1.5 million in consulting costs for a staffing model and a revenue enhancement model that were prepared in connection with our efforts to control non-interest expenses and increase other non-interest income, and approximately $850,000 of legal and investment banking fees incurred in connection with the sale of our Colorado branches.

The decrease in marketing expenses is primarily due to a decrease in direct advertising, Bank sponsorships and contributions, and fees related to a staffing model put in place to help reduce expenses that did not recur in 2010.

The increase in expenses for other real estate owned is primarily due to an increase in write-downs of properties to reflect their fair values, an increase in taxes and insurance, and other related expenses incurred on the larger portfolio of properties, partially offset by gains on sales of these properties, as opposed to losses on sales of other real estate owned during the third quarter of 2009.

The increase in FDIC insurance premiums relates to higher FDIC assessment rates due to our capital classification for regulatory purposes as well as changes in our deposit mix. The higher rate was partially offset by the decrease in deposits related to our Colorado branch sale on June 26, 2009 and the five basis point special assessment for $1.4 million that occurred in the second quarter of 2009 and did not recur in 2010.

The decrease in amortization of intangibles is due to the sale of our Colorado branches on June 26, 2009.

Income tax expense of $751,000 for the nine months ended September 30, 2010 relates to final adjustments upon completion and filing of our 2009 tax return.

First State Bancorporation is a New Mexico based commercial bank holding company trading over the counter under the symbol FSNM.PK. First State provides services, through its subsidiary First Community Bank, to customers from a total of 38 branches located in New Mexico and Arizona. On Monday, November 1, 2010, First State’s stock closed at $0.12 per share.

The following tables provide selected information for average balances and average yields for the three and nine month periods ended September 30, 2010 and September 30, 2009:

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$1,704,568	4.90%	$2,207,700	4.81%
Investment securities	630,132	2.67%	496,961	2.67%
Interest-bearing deposits with other banks and federal funds sold	114,991	0.26%	166,619	0.24%
Total interest-earning assets	2,449,691	4.11%	2,871,280	4.18%
Total interest-bearing deposits	1,699,117	1.29%	1,779,886	1.91%
Total interest-bearing liabilities	2,153,320	1.45%	2,407,280	1.96%

Non interest-bearing demand accounts	343,871		398,293
Equity	(26,445)		120,681
Total assets	2,495,460		2,952,870

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$1,835,091	4.76%	$2,532,221	5.14%
Investment securities	647,371	2.81%	491,474	3.75%
Interest-bearing deposits with other banks and federal funds sold	148,496	0.26%	147,937	0.25%
Total interest-earning assets	2,630,958	4.02%	3,171,632	4.70%
Total interest-bearing deposits	1,749,735	1.43%	2,037,433	2.10%
Total interest-bearing liabilities	2,293,599	1.54%	2,685,625	2.08%

Non interest-bearing demand accounts	357,570		454,674
Equity	9,428		136,452
Total assets	2,685,022		3,301,919

The following tables provide information regarding loans and deposits for the quarters ended September 30, 2010 and 2009, and the year ended December 31, 2009:

LOANS:

(Unaudited - $ in thousands)	September 30, 2010		December 31, 2009		September 30, 2009
Commercial	$210,687	12.9%	$259,353	12.8%	$263,918	12.4%
Real estate – commercial	829,412	50.8%	883,598	43.8%	893,463	42.1%
Real estate – one- to four-family	155,054	9.5%	187,085	9.3%	203,749	9.6%
Real estate – construction	410,524	25.1%	645,280	32.0%	725,707	34.1%
Consumer and other	21,652	1.3%	28,202	1.4%	30,430	1.4%
Mortgage loans available for sale	6,391	0.4%	14,172	0.7%	8,525	0.4%

Total	$1,633,720	100.0%	$2,017,690	100.0%	$2,125,792	100.0%

DEPOSITS:

(Unaudited - $ in thousands)	September 30, 2010		December 31, 2009		September 30, 2009
Non-interest bearing	$319,828	16.5%	$350,704	17.2%	$389,672	18.1%
Interest-bearing demand	362,157	18.6%	353,705	17.4%	336,950	15.7%
Money market savings accounts	281,074	14.5%	381,566	18.8%	390,288	18.1%
Regular savings	89,649	4.6%	88,044	4.3%	90,008	4.2%
Certificates of deposit less than $100,000	221,193	11.4%	232,852	11.5%	237,932	11.1%
Certificates of deposit greater than $100,000	634,184	32.6%	425,739	20.9%	430,758	20.0%
CDARS Reciprocal deposits	5,585	0.3%	56,741	2.8%	97,271	4.5%
Brokered deposits	30,000	1.5%	144,977	7.1%	178,804	8.3%

Total	$1,943,670	100.0%	$2,034,328	100.0%	$2,151,683	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, dispositions, competition, loan and deposit growth or decline, timing of new branch openings, attempts to raise capital at the Bank and/or holding company level, capital expectations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, actions by regulators, lack of available credit, lack of confidence in the financial markets, inability to reach terms acceptable to potential investors, loss of key personnel or inability to hire suitable personnel, asset quality and loan loss trends, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10-K for the period ended December 31, 2009, and updated in our Form 10-Q for the period ended June 30, 2010, as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.